UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2015

AMERICAN FARMLAND COMPANY

(exact name of registrant as specified in charter)

Maryland	001-37592	27-1088083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 East 53rd Street New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 484-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2015, the board of directors (the “Board”) of American Farmland Company, Inc. (the “Company”) appointed Andreas Spitzer, age 45, to serve as the Company’s Executive Vice President, Finance, and effective January 11, 2016.  In this role, Mr. Spitzer will join the Company’s executive management team and will play a key role in the Company’s financial reporting and capital markets functions.

Mr. Spitzer has more than 20 years of experience from roles in financial management, investment banking and public accounting. He currently serves as Vice President, Finance for Equity One, Inc. (NYSE: EQY), a public real estate investment trust company that owns, manages, acquires, develops and redevelops shopping centers, a position which he has held since 2013, and a position wherein he leads the company’s financial planning and analysis and treasury functions and provides support to the company’s investor relations and capital markets activities. From 2011 to 2013, Mr. Spitzer served as Executive Vice President and Chief Financial Officer of the New York City Housing Authority, which provides affordable housing in New York City and is the nation’s largest public housing authority. He also served as Vice President, Finance for the New York City Housing Authority from 2009 to 2011. Additionally, in the ten years prior to 2009, Mr. Spitzer served in various investment banking roles at Bank of America Merrill Lynch, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. He began his career as an accountant for KPMG LLP, where he earned his certified public accountant license.  Mr. Spitzer received a Bachelor of Science degree in Business, Accounting, Magna Cum Laude, from Virginia Polytechnic Institute and State University, and he received a Master of Business Administration with Distinction in Finance from the Samuel Curtis Johnson Graduate School of Management at Cornell University.

The Company and Mr. Spitzer entered into an employment agreement (the “Employment Agreement”) dated as of December 11, 2015. The initial term of the Employment Agreement is three years beginning on January 11, 2016, unless sooner terminated, and will automatically extend for an additional one-year term at the expiration of the initial term unless either party provides written notice of a non-renewal at least 60 days prior to the expiration of the initial term. Under the terms of the Employment Agreement, Mr. Spitzer initially will receive an annual base salary of $235,000 and will be eligible to receive a target annual cash bonus in the amount of at least 35% of his then current base salary. The amount of actual bonuses will be determined by the compensation committee of the Board (the “Compensation Committee”), in its sole discretion, based on such factors relating to the performance of Mr. Spitzer or the Company as it deems relevant.

Additionally, for the fiscal year ended 2016, Mr. Spitzer shall be eligible to receive restricted stock with a target value of $300,000 in the aggregate, with one-third of such amount to be granted at such time as the 2015 equity awards are granted to all of the Company’s senior management in early 2016, with such vesting to be determined by the Board or the Compensation Committee at that time and contingent upon Mr. Spitzer’s adequate performance of his position and duties. Subsequent to 2016, Mr. Spitzer will be eligible to receive equity awards pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) in such amounts and form as determined by the Board or the Compensation Committee. The Employment Agreement also provides eligibility for vacation and for participation in various employee benefits.

Pursuant to the Employment Agreement, Mr. Spitzer will also receive a one-time cash payment of $170,500 to compensate for compensation he may have otherwise been eligible to receive from his prior employer, but will forego in connection with the commencement of his employment with the Company, less any 2015-related incentive compensation Mr. Spitzer receives from his previous employer.

Termination without Cause or for Good Reason

The Employment Agreement provides that upon the termination of Mr. Spitzer’s employment by the Company without "cause" (as defined in the Employment Agreement) or by Mr. Spitzer for "good reason" (as defined in the Employment Agreement), subject to Mr. Spitzer signing a separation agreement and mutual release, among other provisions, Mr. Spitzer will be entitled to the following severance payments and benefits:

•

a lump sum cash payment equal to the sum of Mr. Spitzer’s earned but unpaid base salary, unpaid expense reimbursement, accrued but unused vacation time to the date of termination and any vested benefits under any employee benefit plan of the Company through the date of termination;

•

a lump sum cash payment equal to a multiple of (x) Mr. Spitzer’s then-current annual base salary, plus (y) the average of the annual cash incentive compensation earned by Mr. Spitzer with respect to the three immediately preceding fiscal years (or such fewer full years of employment, if less) ending on or before the date of termination; the multiple is one and one-half or, in the event such termination occurs in connection with or within one year after a change in control (as defined in the Employment Agreement);

•	a prorated portion of the annual bonus for the year of determination, calculated based on Mr. Spitzer’s target bonus for such year;

•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement; and

•

if Mr. Spitzer was participating in the Company's group health plan immediately prior to termination and elects COBRA health continuation, a monthly cash payment for 18 months or the COBRA continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that would have been made to provide health insurance to the executive if the executive had remained employed.

The Employment Agreement does not provide for any tax gross ups and, in the event Mr. Spitzer becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

All of the cash severance payments described above are payable in substantially equal installments over the severance period (18 months) if involuntary termination occurs before a change in control and are payable as lump sum payments if involuntary termination occurs within 12 months following a change in control. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

Termination in the event of death or disability

The Employment Agreement provides that in the event Mr. Spitzer’s employment is terminated on account of his death or disability, Mr. Spitzer or his beneficiary in the case of death will receive the following payments:

•

a lump sum cash payment equal to the sum of Mr. Spitzer’s earned but unpaid base salary, unpaid expense reimbursement, accrued but unused vacation time to the date of termination and any vested benefits under any employee benefit plan of the Company through the date of termination;

•	a prorated portion of the annual bonus for the year of determination, calculated based on Mr. Spitzer’s target bonus for such year; and

•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under the Employment Agreement, Mr. Spitzer is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during his employment with the Company and for 18 months after termination of his employment.

The Company and Mr. Spitzer will also enter into an indemnification agreement in substantially the same form as the Company has entered into with each of its existing executive officers. The indemnification agreement requires, among other matters, that the Company indemnify and advance expenses to Mr. Spitzer to the fullest extent permitted by Maryland law for all expenses and liabilities arising out of any proceeding involving Mr. Spitzer by reason of his service as an officer of the Company.

Planned Transition to Chief Financial Officer

The Company previously disclosed its goal of hiring full-time dedicated senior-level financial and accounting personnel, and Mr. Spitzer’s hiring and planned transition to Chief Financial Officer helps fulfill this previously disclosed goal.

On December 11, 2015, the Board approved that effective no later than upon the date the Company files its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, unless Mr. Spitzer’s performance prior to that date would be grounds for termination pursuant to the Employment Agreement, Mr. Spitzer will transition to, and serve as the Company’s Chief Financial Officer. At such time, Mr. Spitzer’s annual base salary will be increased to $315,000, his target annual cash bonus amount will be increased to at least 40%, with such target bonus to be prorated based on time and related base salary allocated to each role, and he will continue to be eligible to receive equity awards pursuant to the 2014 Equity Incentive Plan in such amounts and form as determined by the Board or the Compensation Committee. The amount of actual bonuses will be determined by the Compensation Committee, in its sole discretion, based on such factors relating to the performance of Mr. Spitzer or the Company as it deems relevant.

Currently and until Mr. Spitzer’s transition to Chief Financial Officer, Geoffrey M. Lewis has been and will continue to be the Company’s Chief Financial Officer and Treasurer, positions he has held since the Company’s inception in 2009. As a result of Mr. Spitzer’s appointment as Chief Financial Officer, Mr. Lewis will no longer serve in that position. Mr. Lewis will remain as an executive officer and director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN FARMLAND COMPANY.
(Registrant)

Date: December 16, 2015	By:	s/ Thomas S.T. Gimbel

Thomas S.T. Gimbel
Chief Executive Officer